Exhibit 99.1

HGTV AND VIGGLE COLLABORATE TO AMPLIFY TV VIEWING EXPERIENCE DURING HGTV PRIMETIME PROGRAMMING

New Marketing Partnership Allows Viewers to be Rewarded for Watching Shows like Fixer Upper, Property Brothers, and Others

New York, NY – (December 2, 2014) – Viggle Inc. (NASDAQ:VGGL), the entertainment marketing and rewards platform, today announced a strategic marketing partnership with HGTV. The partnership will create a cross-marketing platform to increase audience adoption and enhance HGTV viewers’ experience by providing them with exclusive points and rewards for engaging with HGTV programming across the Viggle Inc. platform, including the free Viggle app, Wetpaint.com and Viggle Reminders.

Fans who check-in to HGTV show while using the Viggle app will receive bonus points and top-earning fans will be rewarded with HGTV prizes. The partnership includes the following key components:

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Loyalty & Engagement: Viewers will earn 4X points for checking into any primetime HGTV programs from 8PM – 11PM ET/PT with the Viggle app, available on iOS, Android and Windows. Viggle will also produce play-along experiences for key HGTV programs to keep users engaged while tuned-in. Wetpaint will create custom articles and videos so fans can engage with HGTV before and after the shows.

●	Rewards: Fans who check-in the most to HGTV programs will earn top fan status and receive exclusive HGTV prizes and rewards from Viggle.
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Tune-In Reminder & Social Tools: HGTV will have access to Viggle’s suite of Publisher Tools, including one click Reminders and Set DVR functionality across all its marketing channels, the ability to add Viggle Point earning capabilities across its own channels, and the use of Viggle Inc.’s proprietary Social Distribution technology.

●	Marketing: HGTV and Viggle will co-promote the special benefits on Viggle, as well as HGTV priority programming.
●	Data: HGTV will leverage check-in data to gain insights around viewing behavior and engagement.

“We’re thrilled to partner with one of the leading cable networks to offer engaging experiences and rewards for their top viewers,” said Greg Consiglio, president and COO of Viggle Inc. “We are constantly seeking innovative ways to make the TV experience more engaging and rewarding and this partnership exemplifies those goals on several levels. HGTV’s content is perfectly aligned for us to create unique promotions across the Viggle platform and our newly announced publisher tools will help fans of these shows to never miss an episode.”

The 15-month partnership kicks off in December, with Viggle providing the network a platform for reaching and engaging their target audience through their mobile devices while watching TV.

“By engaging with our targeted audience across multiple platforms, we are able to obtain key insights about our viewers beyond demographics,” said Shannon Driver, SVP of Marketing and Creative at Scripps Interactive. “The Viggle platform offers innovative loyalty solutions with targeting, reaching our core audience on their mobile devices while they watch TV, and we are excited to be able to offer this opportunity to our viewers.”

About Viggle Inc.
Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. Viggle Platform had total reach of 26.2 million in September 2014, including over 7 million Viggle registered users. Since its launch, Viggle members have redeemed over $20 million in rewards for watching their favorite TV programs and listening to music. Members can use Viggle’s store, accessible through the Viggle app or on Viggle.com, to redeem their Viggle Points for TV show, movie, and music downloads. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online; NextGuide, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies; and Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

About HGTV
America’s leading home and lifestyle brand, HGTV features a top-rated cable network that is distributed to more than 96 million U.S. households and HGTV.com, the premier source for home-related inspiration, instruction and entertainment, attracts more than six million people each month. The brand also includes the HGTV HOME™ consumer products line which showcases exclusive collections of paint, flooring, lighting, furniture, plants, fabrics and other home-oriented products. For more information on HGTV HOME branded products and to find a retailer, go to www.hgtvhome.com. In partnership with Hearst Magazines, the HGTV Magazine, a home and lifestyle publication, is currently available on newsstands. Viewers can become fans of HGTV and interact with other home improvement enthusiasts through Facebook, Twitter, Pinterest and Instagram. Headquartered in Knoxville, Tenn., HGTV is wholly owned by Scripps Networks Interactive, Inc. (SNI).

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

For further investor and media information contact:

Robert Haag
Managing Partner
IRTH Communications
1-866-976-4784
VGGL@irthcommunications.com

John C. Small
CFO, Viggle Inc.
1-646-738-3220
john@viggle.com

Media Contact for Viggle:
Paris Tyler
DKC Public Relations
1-212-981–5162
paris_tyler@dkcnews.com

Media Contact for HGTV:
Amy Hammontree
Director, Public Relations
1-865-560-4639
ahammontree@hgtv.com